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Exhibit 99.2


                      FIRST AMENDMENT TO EXCHANGE AGREEMENT
                      -------------------------------------

         This First Amendment to Exchange Agreement (the "First Amendment") is entered into as of the 29th day of May, 2003, by and among Sorrento Networks Corporation, a New Jersey corporation (the "Company"), Sorrento Networks I, Inc. f/k/a Sorrento Networks, Inc., a Delaware corporation ("SNI"), and each of the Debentureholders and Series A Preferred Holders whose names appear on the signature pages hereof with reference to the following facts:

         A. The Company, SNI, the Debentureholders and the Series A Preferred Holders have entered into that certain Exchange Agreement (the "Agreement") dated as of March 6, 2003.

         B. Pursuant to Section 10 of the Agreement, the Closing Deadline for the Agreement is currently May 30, 2003, which such Closing Deadline may be extended pursuant to a written agreement signed before such date by the Company, SNI and Exchanging Holders representing a majority of the principal amount of the Old Debentures and eighty percent (80%) of the shares of Series A Preferred held by the Exchanging Holders.

         C. Pursuant to Section 13.7 of the Agreement, the Agreement may, with certain exceptions not relevant to this Amendment, be amended by a writing signed by the Company and by Exchanging Holders holding at least (a) eighty percent (80%) of the shares of Series A Preferred and (b) a majority of the principal amount of the Old Debentures

         D. The Company, SNI and the Exchanging Holders who execute this First Amendment, representing at least a majority of the principal amount of the Old Debentures and at least eighty percent (80%) of the shares of Series A Preferred held by the Exchanging Holders, desire to amend the Agreement as set forth herein, including to extend the Closing Deadline from May 30, 2003 to June 6, 2003.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained below, the parties hereby agree as follows:

         1. Section 1. Section 1 of the Agreement is hereby amended to add the following definition in appropriate alphabetical order:

         ""Series A Litigation Release" is defined in Section 8.3."

         2. Section 8.3. Section 8.3 of the Agreement is hereby amended and restated to read in its entirety as follows:

                  "8.3 Covenants of the Company, SNI and certain of the Exchanging Holders. Exchanging Holders who are plaintiffs in the Series A Litigation,





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         SNI and the Company shall stay all proceedings in the Series A
         Litigation until the earlier of (i) the Closing or (ii) the termination of this Agreement in accordance with Section 11. Following the Closing, the Exchanging Holders who are plaintiffs in the Series A Litigation and SNI and the Company shall, subject to receipt of any requisite court approval, dismiss the Series A Litigation with prejudice against such Exchanging Holders, SNI, the Company, defendants who are currently officers and directors of the Company and any other defendants who execute and deliver a release (the "Series A Litigation Release") in the form attached as Exhibit P hereto, and dismiss the Series A Litigation without prejudice as to other defendants who do not execute and deliver a Series A Litigation Release."

         3. Section 9.1(e). Section 9.1(e) of the Agreement is hereby amended and restated to read in its entirety as follows:

                  "(e)     [Intentionally Omitted]"

         4. Section 12.1. Section 12.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

                  "12.1 Companies. Each of the Companies hereby agrees that, effective as of the Closing, the Companies shall release and discharge each of the Exchanging Holders, each of the defendants in the Series A Litigation and each of the Exchanging Holders' and such defendants' respective shareholders, partners, members, directors, officers, agents, employees, accountants and attorneys from any and all claims, debts, liabilities, obligations and causes of action of every nature and character, whether known or unknown, now existing or hereafter arising, now owned or hereafter acquired, which any of the Companies now has or may hereafter claim to have by reason of any matter, fact or thing whatsoever occurred, done or admitted to be done, arising out of or related to the Companies, prior to the Closing Date (collectively "Company Claims"); provided, however, that the release excludes Company Claims against any defendants in the Series A Litigation who do not execute and deliver a Series A Litigation Release or other appropriate release."

         5. Section 12.2. Section 12.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

                  "12.2 Exchanging Holders. Each of the Exchanging Holders hereby agrees that, effective as of the Closing, such Exchanging Holder shall release and discharge each of the Companies, each of the other defendants in the Series A Litigation and each of the Companies' and such defendants' respective shareholders, partners, members, officers, directors, agents, employees, accountants and attorneys from any and all claims, debts, liabilities, obligations and causes of action of every nature and character, whether known or unknown, now existing or hereafter arising, now owned or hereafter acquired, which any of the Exchanging Holders now has or may





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         hereafter claim to have by reason of any matter, fact or thing whatsoever occurred, done or admitted to be done, arising out of or related to the Companies, prior to the Closing Date (collectively "Exchanging Holder Claims"); provided, however, that the release excludes Exchanging Holder Claims against any defendants in the Series A Litigation who do not execute and deliver a Series A Litigation Release or other appropriate release."

         6. Third Party Beneficiaries. A new Section 13.12 is hereby added to the Agreement as follows:

                  "13.12 Third Party Beneficiaries. Neither this Agreement nor any of its provisions shall be deemed to be for the benefit of or confer any rights of any kind or nature whatsoever upon any third party who is not a party to this Agreement, except that any person or entity who is a releasee pursuant to either Section 12.1 or 12.2 hereof and that is not a party to this Agreement is an express third party beneficiary of this Agreement and shall have the right to the benefit of, and to assert, the releases granted in favor of such releasee pursuant to this Agreement."

         7. Closing Deadline: The Closing Deadline is hereby extended from May 30, 2003 until June 6, 2003.

         8. Series A Litigation Release. Exhibit 1 to this Amendment sets forth the new Exhibit P (Form of Series A Litigation Release) to the Agreement.

         9. Other Terms and Conditions. All other terms and conditions of the Agreement shall remain in full force and effect.

         10. Effectiveness. This First Amendment shall become effective upon the execution and delivery thereof, by means of facsimile or electronic or other delivery to the Company's counsel, Irell & Manella LLP, by the Company, SNI and Exchanging Holders representing a majority of the principal amount of the Old Debentures and eighty percent (80%) of the shares of Series A Preferred held by the Exchanging Holders.

         Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.